Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Risk factors – Risks related to our financial position”, “Management discussion and analysis of financial condition and results of operations”, and “Experts” and to the use of our report dated June 17, 2013, in the Registration Statement on Form S-1 and related Prospectus of Fate Therapeutics, Inc. dated August 13, 2013.

/s/ Ernst & Young LLP

San Diego, CA

August 13, 2013